Exhibit 99.1

Town Sports International Holdings, Inc. Announces Agreements on Board Composition

On March 24, 2015, Town Sports International Holdings, Inc. (Nasdaq: CLUB) (“TSI” or the “Company”) announced that the Board of Directors unanimously approved, effective immediately, the appointment of each of Martin J. Annese, Jason M. Fish, Mark A. McEachen, Patrick Walsh and L. Spencer Wells as members of the Board, and the resignation of Paul N. Arnold, J. Rice Edmonds, John H. Flood III and Kevin McCall. The changes in the Board were made in accordance with two separate agreements by the Company that together involve its three largest shareholders, HG Vora Capital Management, PW Partners Atlas Fund III LP and Farallon Capital Management, L.L.C. In connection with the appointments, the Board increased its size from seven to eight directors, effective immediately.

Further, the Company has agreed to include each of Messrs. Annese, Fish, McEachen, Walsh and Wells, along with incumbent directors Bruce C. Bruckmann, Thomas J. Galligan III and Robert J. Giardina, in the Company’s slate of director nominees for the 2015 annual meeting of shareholders.

Pursuant to the Company’s agreement with HG Vora and PW Partners, who collectively own approximately 26% of the Company’s common stock, in addition to the agreed appointment of Messrs. McEachen, Walsh, and Wells to the Board, each of HG Vora and PW Partners agreed to vote its shares for the Company’s slate of director nominees at the upcoming 2015 annual meeting of shareholders, withdraw their director nominees for consideration at the 2015 annual meeting of shareholders and comply with certain customary standstill provisions.

Farallon, who owns approximately 16% of the Company’s common stock, at the invitation of the Company, entered into an agreement with the Company pursuant to which, in addition to the agreed appointment of Messrs. Annese and Fish to the Board, Farallon has agreed to vote its shares for the Company’s slate of director nominees at the upcoming 2015 annual meeting of shareholders.

“We are pleased to have reached agreements with our largest shareholders. The Board believes these agreements are in the best interest of the Company and all of its shareholders,” said Robert Giardina, Executive Chairman of the Board. “We welcome Martin, Jason, Mark, Patrick and Spencer to our Board and believe they will enhance our Board’s collective experience and expertise. On behalf of the Board, I’d like to thank Paul, Rice, John and Kevin for their highly valuable service and significant contributions to TSI’s success over the years. They have been outstanding directors and have served with distinction.”

The Company will file copies of the HG Vora / PW Partners agreement and the Farallon agreement as exhibits to a Form 8-K with the Securities and Exchange Commission. The Company expects to file proxy materials for its 2015 annual meeting of shareholders in the near future.

TERMINATION OF EMPLOYMENT OF ROBERT GIARDINA

As a result of the transactions described above, in accordance with the terms of Robert Giardina’s retention agreement, Mr. Giardina’s employment with the Company will be terminated as of March 27, 2015. Mr. Giardina’s service as a member of the Board shall continue, and he will be treated as a non-employee director.

TERMINATION OF RIGHTS AGREEMENT

The Board also announced today that it has approved the redemption of the rights issued pursuant to a Rights Agreement between the Company and Computershare Inc., dated December 31, 2014. The redemption of the rights is effective immediately. The Company will pay a redemption price equal to $0.01 per right in cash on April 20, 2015.

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About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is one of the leading owners and operators of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 158 fitness clubs as of December 31, 2014, comprising 107 New York Sports Clubs, 30 Boston Sports Clubs, 13 Washington Sports Clubs (two of which are partly-owned), five Philadelphia Sports Clubs, and three clubs located in Switzerland, and one BFX Studio. These clubs collectively served approximately 484,000 members. For more information on TSI, visit http://www.mysportsclubs.com.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor Contact:

(212) 246-6700 extension 1650

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits / Farah Soi

(203) 682-8200

farah.soi@icrinc.com